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                                                                     EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                           TRANSWORLD HEALTHCARE, INC.

                Under Section 805 of the Business Corporation Law

It is hereby certified that:

     FIRST: The name of the corporation is Transworld HealthCare, Inc.

            The name under which the corporation was formed is United States Healthcare Corp.

     SECOND: The certificate of incorporation of the corporation was filed by the Department of State on November 30, 1981.

     THIRD: The amendments of the certificate of incorporation effected by this certificate of amendment are as follows: (i) to change the name of the corporation to Transworld Healthcare, Inc.; (ii) to correct a typographical error in Article Second; and (iii) to increase the number of authorized shares of capital stock from 32,000,000 to 42,000,000.

     FOURTH: Article FIRST of the certificate of incorporation, relating to the name of the corporation, is hereby amended to read as follows:

         "FIRST: The name of the Corporation is Transworld Healthcare, Inc."

     FIFTH: Article SECOND of the certificate of incorporation, relating to the purpose of the corporation, is hereby amended to read as follows:

         "SECOND: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York. The Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained."

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                                                                     EXHIBIT 3.5

     SIXTH: The first paragraph of Article FOURTH of the certificate of incorporation, relating to the aggregate number of shares which the corporation shall have the authority to issue, is hereby amended to read as follows:

         "FOURTH: The aggregate number of shares of all classes which the corporation shall have the authority to issue is forty-two million (42,000,000) shares, divided into two classes, of which 40,000,000 shares shall be designated Common Stock, with a par value of $.01 per share and 2,000,000 shares shall be designated Preferred Stock, with a par value of $.01 per share."

     SEVENTH: The foregoing amendments of the certificate of incorporation were authorized by the consent in writing of all of the members of the Board of Directors of the corporation followed by the consent of a majority of the holders of all of the issued and outstanding shares of the corporation entitled to vote on the said amendment of the certificate of incorporation.

     IN WITNESS WHEREOF, the undersigned have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by the undersigned and are true and correct.

Dated:  March 17, 1998.

                                               /s/ Wayne A. Palladino
                                               ---------------------------------
                                               Wayne A. Palladino
                                               Senior Vice President


                                               /s/Gregory A. Marsella
                                               ---------------------------------
                                               Gregory A. Marsella
                                               Secretary